FOR IMMEDIATE RELEASE NASDAQ Symbol: NVAX

NOVAVAX ELECTS DR. TOM MONATH TO BOARD OF DIRECTORS

MALVERN, PA, September 6, 2006 — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) said today that the company’s board has unanimously elected Dr. Tom Monath to be a new director, effective immediately. Dr. Monath is a partner at the venture capital firm Kleiner Perkins Caufield & Byers (KPCB) and is an adjunct professor at the Harvard School of Public Health.

Dr. Monath, 66, is principally engaged in KPCB’s Pandemic and Biodefense Fund, a $200 million fund dedicated to investing in companies that are working on innovative solutions to combat the public health threats associated with pandemic influenza and bioterrorism. Through this fund, KPCB invested $12.5 million to purchase equity in Novavax in March 2006.

“I am extremely excited that Tom has agreed to join our board of directors,” said Novavax Chairman Gary C. Evans. “We have been utilizing Tom’s wise counsel for several months now, and his knowledge and experience in the vaccine business has been invaluable. Tom has a history of building successful businesses in our space, and he brings a wealth of experience and knowledge to our organization. He already has become a constant sounding board for our management team as he supports our efforts to become a leading vaccine company.”

“I am delighted to join the Novavax board as they continue to build this innovative company,” Dr. Monath said. “I am particularly excited about the many opportunities provided by Novavax’s virus-like particle technology to solve some of the leading public health problems of our time.”

A graduate of Harvard College and Harvard Medical School, Dr. Monath joined KPCB earlier this year from Acambis PLC, where he served as Chief Scientific Officer and Executive Director since 1992. At Acambis, Dr. Monath was responsible for leading research and development of dengue, West Nile, Japanese encephalitis, Clostridium difficile, yellow fever and smallpox vaccines.

“Tom’s experience will serve Novavax well as we leverage our proprietary technology to create vaccines for a variety of deadly infectious diseases beyond influenza,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “Tom understands the flexibility of our technology and its potential to be applied broadly across different diseases.”

Dr. Monath retired from the U.S. Army in 1992 after 24 years of uniformed service. During this period he held various positions, including Director of the Division of Vector-Borne Viral Diseases at the Centers for Disease Control and Chief of the Virology Division of the U.S. Army Medical Research Institute of Infectious Diseases. He is the recipient of numerous awards and has published over 340 papers and edited six books.

About Novavax, Inc.

Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options.  Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases.  Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines.  With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.

- ### -

CONTACT:
Mariann Caprino
Phone: 1-484-913-1213